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                                                                    EXHIBIT 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated March 23, 2001, except for the information in the last paragraph of Note 7 as to which the date is April 12, 2001, accompanying the consolidated financial statements and schedule of BrightStar Information Technology Group, Inc. included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."





Grant Thornton LLP
San Jose, California
October 22, 2001